Exhibit 99.1

CONTACT:	Stockholder Relations	FOR IMMEDIATE RELEASE
214/ 874-2354

CAPSTEAD MORTGAGE CORPORATION

ANNOUNCES FOURTH QUARTER 2009 RESULTS

Fourth Quarter 2009 Highlights

•	Core Earnings of $43 million or $0.54 per diluted common share

•	GAAP earnings of $3 million or a loss of $0.04 per diluted common share, after $40 million in charges which nearly eliminates exposure to commercial real estate loans

•	Book value ended year at $11.99 per common share

•	Portfolio increased to $8.09 billion

•	Portfolio leverage ended year at 6.67 times long-term investment capital

•	Total financing spreads averaged 2.21%

DALLAS – January 27, 2010 – Capstead Mortgage Corporation (NYSE: CMO) (“Capstead” or the “Company”) today reported Core Earnings of $42,908,000 or $0.54 per diluted common share for the quarter ended December 31, 2009 compared to Core Earnings of $42,677,000 or $0.56 per diluted common share for the third quarter of 2009. “Core Earnings” is a non-GAAP financial measure defined by the Company as GAAP net income excluding financial results associated with non-core investments in commercial real estate loans, which for the current quarter include impairment and related charges of approximately $40 million. With these charges, the Company has nearly eliminated its exposure to future losses related to these investments. On a GAAP basis, the Company reported net income of $2,595,000, or a loss of $0.04 per diluted common share after considering preferred share dividends. The Company paid a fourth quarter dividend of $0.54 per common share on January 20, 2010.

Fourth Quarter Earnings and Related Discussion

Core Earnings for the fourth quarter of 2009 were higher than related results for the third quarter as net interest margins on the Company’s interest-earning assets improved with the deployment of $71 million in new common equity capital raised during the previous quarter, offsetting a 4 basis point decline in total financing spreads. Core Earnings per diluted common share declined $0.02 per share compared to the third quarter, primarily due to an increase in common shares outstanding resulting from the above-mentioned third quarter capital raising activity. Interest-earning assets consist principally of residential adjustable-rate mortgage, or ARM, securities issued and guaranteed by government-sponsored entities, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae. Total financing spreads averaged 2.21% during the fourth quarter, compared to 2.25% during the third quarter.

Yields on the Company’s interest-earning assets averaged 3.50% during the fourth quarter, a decline of 40 basis points from an average of 3.90% achieved during the third quarter, primarily reflecting lower coupon interest rates on ARM loans underlying the portfolio that reset to more current interest rates and lower yielding portfolio acquisitions. Mortgage prepayments remained at favorable levels, with total portfolio runoff averaging a 20.9% annualized rate (a 19.1% constant prepayment rate), compared to 21.6% (a 19.9% constant prepayment rate) the previous quarter. Prepayment levels continued to be restrained by reduced residential mortgage lending activity, largely because of declining home values and more stringent mortgage loan underwriting standards; however, higher levels of prepayments can be expected in 2010 primarily as a result of increases in buy-out activity by Fannie Mae and Freddie Mac related to seriously delinquent loans and the government’s modification programs. Yields on ARM securities fluctuate with changes in mortgage prepayments and adjust over time to more current interest rates as coupon interest rates on the underlying mortgage loans reset.

Interest rates on all interest-bearing liabilities, including the Company’s long-term unsecured borrowings, averaged 1.29% during the fourth quarter, a decline of 36 basis points from an average of 1.65% during the third quarter. This decline reflects (i) the current low short-term interest rate environment, (ii) the maturity in August of 2009 of $557 million of relatively high-rate, longer-dated repurchase arrangements and (iii) the expiration in November and December of 2009 of $900 million of high-rate interest rate swap positions. The Company’s repurchase arrangements and similar borrowings at December 31, 2009 totaled $7.44 billion consisting primarily of 30-day borrowings with 20 counterparties at an average rate of 0.29%. The Company pays fixed rates of interest averaging 1.83% on interest rate swap agreements with notional amounts totaling $2.80 billion and average maturities of 13 months at December 31, 2009. Variable payments based on one- and three-month London Interbank Offered Rate (LIBOR) received by the Company under these agreements tend to offset a significant portion of the interest owed on a like amount of the Company’s borrowings.

In addition to replacing portfolio runoff, the Company deployed new common equity capital raised during the year primarily into acquisitions of current-resetting agency-guaranteed ARM securities. With the federal government support for the residential mortgage market, demand has remained strong for seasoned ARM securities, leading to higher pricing levels. The resulting improvement in the fair value of the Company’s portfolio, along with improved swap valuations and capital raises, has resulted in a 29% increase in the Company’s long-term investment capital during 2009 to $1.1 billion and contributed to a decline in portfolio leverage to 6.67 to one at December 31, 2009 from 7.85 to one on December 31, 2008. The following table progresses the Company’s portfolio of mortgage securities and similar investments:

	Quarter Ended December 31, 2009	Year Ended December 31, 2009
Mortgage securities and similar investments, beginning of period	$7,920,478	$7,499,249
Improvements in fair value of securities held available-for-sale	11,883	169,145
Portfolio acquisitions (principal amount) at purchased yields of 2.71% and 2.90%, respectively	646,608	1,969,169
Investment premiums on acquisitions	17,648	45,757
Portfolio runoff (principal amount)	(448,520)	(1,514,017)
Investment premium amortization	(8,994)	(29,450)
Reclassification of townhome development loans to real estate held for sale (included in receivables and other assets)	(10,591)	(10,591)
Additions to the allowance for possible loan losses	(37,409)	(38,159)

Mortgage securities and similar investments, end of period	$8,091,103	$8,091,103

Developments Related to Investments in Commercial Real Estate Loans

The fourth quarter of 2009 was pivotal regarding the prospects for recovery of the Company’s remaining investments in commercial real estate loans. The Company’s most significant commercial real estate loan investment consists of subordinated interests in a 2005 financing of the Four Seasons hotel in Nevis, West Indies, which has been closed since October 2008 after the property sustained significant hurricane damage and the borrower defaulted. The Company began acting as the controlling debtholder representing the lending group in September 2009 and proposed to the special servicer a plan for reopening the hotel that it believes would maximize recoveries on behalf of the lending group. However, in December 2009 the Company was notified by the special servicer that it no longer considered Capstead to be the controlling debtholder and that it intends to pursue an alternative plan. Because of these actions by the special servicer as well as other adverse developments affecting the value of the hotel and available cash flows to the lending group, the Company no longer anticipates any meaningful recovery on this investment. Consequently, the Company recorded $39.2 million in impairment charges in the fourth quarter in order to reserve 100% of the recorded basis in this investment, including related accrued interest.

In connection with the Company’s remaining commercial real estate loan investment, in October 2009 the Company consolidated two Dallas-area townhome developments under variable interest entity accounting rules which resulted in a $424,000 write-down to fair value. The remaining 31 unsold completed units at year end, with a basis of less than $9 million, are classified in receivables and other assets on the balance sheet.

With these actions, the Company has nearly eliminated its exposure to future losses related to these non-core investments and, as previously disclosed, does not intend to pursue additional commercial real estate-related investments in order to focus efforts on its core portfolio of agency-guaranteed ARM securities.

Fourth Quarter Common Equity Issuances

During the fourth quarter of 2009 Capstead raised $1.7 million in new common equity capital, after underwriting discounts and offering expenses, by issuing 123,000 common shares at an average price of $13.91 per share, under the Company’s continuous offering program. For all of 2009 the Company raised $81 million under this program through the issuance of 5,958,000 common shares at an average price of $13.67 per share. The Company may raise more capital in future periods subject to market conditions and blackout periods associated with the dissemination of earnings and dividend announcements and other important company-specific news.

Book Value per Common Share

Substantially all of the Company’s mortgage investments and all of its interest rate swap agreements are reflected at fair value on the Company’s balance sheet and are therefore included in the calculation of book value per common share. The fair value of these positions is impacted by market conditions, including changes in interest rates and the availability of financing at reasonable rates and leverage levels. The Company’s investment strategy attempts to mitigate these risks by focusing almost exclusively on investments in agency-guaranteed residential mortgage securities, which are considered to have little, if any, credit risk and are collateralized by ARM loans that have interest rates that reset periodically to more current levels. Because of these characteristics, the fair value of Capstead’s portfolio is considerably less vulnerable to significant pricing declines caused by credit concerns or rising interest rates compared to portfolios that contain a significant amount of non-agency and/or fixed-rate mortgage securities. This generally results in a more stable book value per common share over time. The following table progresses book value per common share outstanding (calculated assuming liquidation preferences for the Series A and B preferred stock) for the indicated periods:

	Quarter Ended December 31, 2009	Year Ended December 31, 2009
Book value, beginning of period	$12.21	$9.14
Accretion attributed to capital raising activities	—	0.39
Dilution attributed to stock compensation-related transactions	(0.01)	(0.01)
Dividend distributions in excess of earnings	(0.57)	(0.57)
Improvements in value of mortgage securities classified as available-for-sale	0.17	2.44
Improvements in value of interest rate swap agreements designated as cash flow hedges	0.19	0.60

Book value, end of period	$11.99	$11.99

Change in book value for the indicated period	$(0.22)	$2.85

The $0.22 reduction in book value per common share during the fourth quarter reflects declaring a $0.54 per common share fourth quarter dividend based on Core Earnings instead of GAAP net income, partially offset by improvements in the value of the Company’s mortgage investment portfolio and interest rate swap positions.

Management Remarks

Commenting on current operating and market conditions, Andrew F. Jacobs, President and Chief Executive Officer, said, “Conditions have improved considerably over the course of 2009 for investors in agency-guaranteed residential securities. We have experienced significant pricing gains in our ARM portfolio and the availability of financing at attractive interest rates has dramatically improved. For the quarter, our investment portfolio grew to $8.09 billion as a result of portfolio acquisitions in excess of runoff and further pricing gains. Even as yields on our current-reset ARM securities continued resetting to more current interest rates this quarter, the effects on our financing spreads were largely offset by declining interest rates on our short-term borrowings. Recent statements by the Federal Open Market Committee have reiterated its view ‘that economic conditions…are likely to warrant exceptionally low levels of the federal funds rate for an extended period.’ Should this prove to be the case, we anticipate that yields on our portfolio will continue declining throughout much of 2010, with these declines muted by lower interest rates on our borrowings as we continue to benefit from the low overall interest rate environment and from the expiration of our higher-rate swap positions. These expiring swap positions include $800 million that expire during the first quarter of 2010 and an additional $200 million that expire during the second quarter of 2010.

“With the 100% impairment of our Nevis investment and the write-down of our other commercial real estate investments to fair value, our remaining basis in these investments has been reduced to less than $9 million, which we expect to recover through unit sales over the next 12 to 15 months. Regarding our Nevis investment, we remain a participant in the lending group and as such could achieve some recovery on this investment from the eventual disposition of the hotel; however, any such recovery currently appears doubtful.

“As market conditions evolve during 2010, we intend to continue to be opportunistic in growing our investment portfolio, while remaining mindful of the market’s recent history in determining the appropriate amount of leverage and liquidity required to prudently manage our portfolio. We are confident and focused in our investment strategy of managing a conservatively leveraged portfolio of agency-guaranteed residential ARM securities that can produce attractive risk-adjusted returns over the long term while reducing, but not eliminating, sensitivity to changes in interest rates.”

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Thursday, January 28, 2010 at 9:00 a.m. ET. The conference call may be accessed by dialing toll free (877) 407-8033 in the U.S. and Canada or (201) 689-8033 for international callers. A live audio webcast of the conference call can be accessed in the investor relations section of the Company’s website at www.capstead.com, and an audio archive of the webcast will be available for approximately 60 days. A replay of the call will be available through February 11, 2010 by dialing toll free (877) 660-6853 in the U.S. and Canada or (201) 612-7415 for international callers and entering account number 286 and conference ID 342016.

Annual Meeting Record Date

The date for the Company’s annual meeting of stockholders has been set for April 28, 2010. The record date for determining stockholders entitled to notice of and vote at such meeting will be the close of business on February 18, 2010 and the proxy statement and annual report will be mailed to stockholders on or about March 17, 2010. The Company’s 2010 common share dividend calendar has been set as follows:

Scheduled 2010 Common Share Dividend Dates

Quarter	Declaration Date	Record Date	Payable Date
First	March 11	March 31	April 20
Second	June 10	June 30	July 20
Third	September 9	September 30	October 20
Fourth	December 9	December 31	January 20, 2011

About Capstead

Capstead Mortgage Corporation, formed in 1985 and based in Dallas, Texas, is a self-managed real estate investment trust for federal income tax purposes. Capstead’s core investment strategy is managing a leveraged portfolio of residential mortgage pass-through securities consisting almost exclusively of ARM securities issued and guaranteed by government-sponsored entities, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae. Agency-guaranteed residential mortgage securities carry an implied AAA credit rating with limited, if any, credit risk.

Forward-looking Statements

This document contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. Capstead’s actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of the Company’s investments and other factors. As discussed in the Company’s filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable qualifying investments from both an investment return and regulatory perspective, the availability of new investment capital, the availability of financing at reasonable levels and terms to support investing on a leveraged basis, fluctuations in interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of differing levels of leverage employed, liquidity of secondary markets and credit markets, increases in costs and other general competitive factors. In addition to the above considerations, actual results and liquidity related to investments in loans secured by commercial real estate are affected by borrower performance, changes in general as well as local economic conditions and real estate markets, increases in competition and inflationary pressures, changes in the tax and regulatory environment including zoning and environmental laws, uninsured losses or losses in excess of insurance limits and the availability of adequate insurance coverage at reasonable costs, among other factors.

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except ratios and per share amounts)

	December 31, 2009	December 31, 2008
	(unaudited)
Assets
Mortgage securities and similar investments ($7.86 billion pledged under repurchase arrangements)	$8,091,103	$7,499,249
Cash collateral receivable from interest rate swap counterparties	30,485	53,676
Interest rate swap agreements at fair value	1,758	—
Cash and cash equivalents	409,623	96,839
Receivables and other assets	92,817	76,481
Investments in unconsolidated affiliates	3,117	3,117

	$8,628,903	$7,729,362

Liabilities
Repurchase arrangements and similar borrowings	$7,435,256	$6,751,500
Unsecured borrowings	103,095	103,095
Interest rate swap agreements at fair value	9,218	46,679
Common stock dividend payable	37,432	22,728
Accounts payable and accrued expenses	29,961	44,910

	7,614,962	6,968,912

Stockholders’ equity
Preferred stock - $0.10 par value; 100,000 shares authorized:
$1.60 Cumulative Preferred Stock, Series A, 188 and 197 shares issued and outstanding at December 31, 2009 and 2008, respectively ($3,085 aggregate liquidation preference)	2,630	2,755
$1.26 Cumulative Convertible Preferred Stock, Series B, 15,819 shares issued and outstanding at December 31, 2009 and 2008 ($180,023 aggregate liquidation preference)	176,703	176,705
Common stock - $0.01 par value; 250,000 shares authorized: 69,319 and 63,135 shares issued and outstanding at December 31, 2009 and 2008, respectively	693	631
Paid-in capital	1,017,185	975,893
Accumulated deficit	(356,154)	(358,155)
Accumulated other comprehensive income (loss)	172,884	(37,379)

	1,013,941	760,450

	$8,628,903	$7,729,362

Long-term investment capital (Stockholders’ equity and Unsecured borrowings, net of investments in related unconsolidated affiliates) (unaudited)	$1,113,919	$860,428
Portfolio leverage (borrowings under repurchase arrangements divided by long-term investment capital) (unaudited)	6.67:1	7.85:1
Book value per common share (calculated assuming liquidation preferences for the Series A and B preferred stock) (unaudited)	$11.99	$9.14

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended December 31		Year Ended December 31
	2009	2008	2009	2008
Interest income:
Mortgage securities and similar investments	$70,458	$95,397	$314,100	$398,285
Other	76	272	495	2,204

	70,534	95,669	314,595	400,489

Interest expense:
Repurchase arrangements and similar borrowings	(21,697)	(65,349)	(120,083)	(249,706)
Unsecured borrowings	(2,187)	(2,187)	(8,747)	(8,747)

	(23,884)	(67,536)	(128,830)	(258,453)

	46,650	28,133	185,765	142,036

Other revenue (expense):
Impairment and related charges associated with commercial real estate loan investments	(39,673)	—	(40,423)	—
Miscellaneous other revenue (expense)	(75)	(124)	(218)	(1,593)
Incentive compensation expense	(1,334)	(1,180)	(4,769)	(6,000)
General and administrative expense	(3,038)	(2,592)	(11,351)	(8,779)

	(44,120)	(3,896)	(56,761)	(16,372)

Income before equity in earnings of unconsolidated affiliates	2,530	24,237	129,004	125,664

Equity in earnings of unconsolidated affiliates	65	65	259	259

Net income	$2,595	$24,302	$129,263	$125,923

Net income available (loss attributable) to common stockholders:
Net income	$2,595	$24,302	$129,263	$125,923
Less cash dividends paid on preferred shares	(5,059)	(5,062)	(20,239)	(20,251)

	$(2,464)	$19,240	$109,024	$105,672

Net income (loss) per common share:
Basic	$(0.04)	$0.32	$1.67	$1.94
Diluted	(0.04)	0.32	1.66	1.93

Weighted average common shares outstanding:
Basic	68,849	60,013	65,045	54,007
Diluted	68,849	60,384	65,449	54,468

Cash dividends declared per share:
Common	$0.540	$0.360	$2.240	$2.020
Series A Preferred	0.400	0.400	1.600	1.600
Series B Preferred	0.315	0.315	1.260	1.260

CAPSTEAD MORTGAGE CORPORATION

MARKET VALUE ANALYSIS

(in thousands, unaudited)

	December 31, 2009					December 31, 2008
	Principal Balance	Premiums	Basis/Notional Amount	Market Value	Unrealized Gains (Losses)	Unrealized Gains (Losses)
Mortgage securities held available-for-sale: (a) (b)
Agency-guaranteed securities:
Fannie Mae/Freddie Mac:
Fixed-rate	$193	$1	$194	$210	$16	$19
Current-reset ARMs	5,696,174	81,651	5,777,825	5,872,002	94,177	(29,287)
Longer-to-reset ARMs	1,719,442	25,415	1,744,857	1,824,741	79,884	38,962
Ginnie Mae:
Current-reset ARMs	354,611	2,210	356,821	362,061	5,240	478

	$7,770,420	$109,277	$7,879,697	$8,059,014	$179,317	$10,172

Interest rate swap positions (c)			$2,800,000	$(7,460)	$(6,441)	$(46,318)

(a)	Unrealized gains and losses on mortgage securities classified as available-for-sale are recorded as a component of Accumulated other comprehensive income (loss) in Stockholders’ equity. Gains or losses are generally recognized in earnings only if sold. Mortgage securities classified as held-to-maturity with a cost basis of $10.3 million, unsecuritized investments in residential mortgage loans with a cost basis of $11.7 million and commercial loans with a carrying amount of $10.1 million (after consideration of related allowance for possible loan losses) are not subject to mark-to-market accounting and therefore have been excluded from this analysis.
(b)	Capstead classifies its ARM securities based on the average length of time until the loans underlying each security reset to more current rates (“months-to-roll”) (18 months or less for “current-reset” ARM securities, and greater than 18 months for “longer-to-reset” ARM securities). As of December 31, 2009 average months-to-roll for current-reset and longer-to-reset ARM securities were five months and 27 months, respectively. Once an ARM loan reaches its initial reset date, it will reset at least once a year to a margin over a corresponding interest rate index, subject to periodic and lifetime limits or caps.
(c)	The Company uses two-year term, one- and three-month LIBOR-indexed, pay-fixed, receive-variable, interest rate swap agreements or longer-term committed borrowings, if available at attractive rates and terms to help mitigate exposure to higher short-term interest rates. Swap positions are carried on the balance sheet at fair value with related unrealized gains or losses arising while designated as cash flow hedges for accounting purposes reflected as a component of Accumulated other comprehensive income (loss) in Stockholders’ equity. At December 31, 2009 these swap positions had the following characteristics (in thousands):

Quarter of Contract Expiration	Notional Amount	Average Fixed Rate
First Quarter 2010	$800,000	2.84%
Second Quarter 2010	200,000	3.17
Third Quarter 2010	—	—
Fourth Quarter 2010	—	—
First Quarter 2011	400,000	1.37
Second Quarter 2011	100,000	1.19
Third Quarter 2011	400,000	1.33
Fourth Quarter 2011	900,000	1.15

	$2,800,000	1.83

After consideration of these swap positions, the Company’s portfolio and related borrowings under repurchase arrangements had durations of approximately 8 1/2 and 5 1/4 months, respectively, for a net duration gap of approximately 3 1/4 months. Duration is a measure of market price sensitivity to interest rate movements.

CAPSTEAD MORTGAGE CORPORATION

YIELD/COST ANALYSIS

(dollars in thousands)

(unaudited)

	4th Quarter 2009 Average (a)			3rd Quarter 2009 Average (a)
	Basis	Yield/Cost	Runoff	Basis	Yield/Cost	Runoff
Agency-guaranteed securities:
Fannie Mae/Freddie Mac:
Fixed-rate	$7,323	6.47%	26.9%	$7,713	6.47%	23.2%
ARMs	7,420,397	3.59	21.1	7,130,322	3.96	21.8
Ginnie Mae ARMs	357,911	3.68	21.3	357,716	4.06	20.2

	7,785,631	3.60	21.1	7,495,751	3.96	21.7

Unsecuritized residential mortgage loans:
Fixed-rate	3,717	6.93	5.7	4,321	6.67	44.7
ARMs	8,434	4.26	19.4	8,630	4.57	6.2

	12,151	5.08	15.9	12,951	5.27	23.9
Commercial real estate loans(b)	40,190	—	—	44,267	—	—
Commercial loans(c)	10,060	9.63	—	7,576	9.59	—
Collateral for structured financings	3,630	8.54	3.0	3,658	5.84	14.8

	7,851,662	3.59	20.9	7,564,203	3.95	21.6
Other interest-earning assets(d)	218,195	0.14		111,733	0.25

	8,069,857	3.50		7,675,936	3.90

Secured borrowings based on:
30-day to 90-day interest rates	7,126,672	1.19		6,527,919	1.40
Greater than 90-day interest rates	—	—		253,259	5.15
Structured financings	3,630	8.54		3,658	5.84

	7,130,302	1.19		6,784,836	1.55
Unsecured borrowings(e)	103,095	8.49		103,095	8.49

	7,233,397	1.29		6,887,931	1.65

Capital employed/total financing spread	$836,460	2.21		$788,005	2.25

(a)

Basis represents the Company’s average investment before unrealized gains and losses and allowance for possible loan losses. Average asset yields, runoff rates, borrowing rates and resulting financing spread are presented on an annualized basis.

(b)

Effective January 1, 2009 the Company curtailed interest accruals on its investments in commercial real estate loans. In October 2009 the Company reclassified its investment in townhome development loans to receivables and other assets upon consolidation of the related entities. Effective December 31, 2009, the Company recorded impairment charges equal to 100% of its remaining investment in commercial real estate loans.

(c)	During the third quarter of 2009, the Company acquired as a strategic investment $10.0 million (face amount) in AAA-rated senior notes issued by one of its lending counterparties.
(d)	Other interest-earning assets consist of overnight investments and cash collateral receivable from interest rate swap agreements.
(e)

Unsecured borrowings consist of junior subordinated notes with original terms of 30-years that were issued in 2005 and 2006 by Capstead to statutory trusts formed to issue $3.1 million of the trusts’ common securities to Capstead and to privately place $100.0 million of preferred securities to unrelated third party investors. Capstead reflects its investment in the trusts as unconsolidated affiliates and considers the unsecured borrowings, net of these affiliates, a component of its long-term investment capital.

CAPSTEAD MORTGAGE CORPORATION

RESIDENTIAL ARM SECURITIES PORTFOLIO STATISTICS

(as of December 31, 2009)

(unaudited)

ARM Type	Basis (a)	Net WAC (b)	Fully Indexed WAC (b)	Average Net Margins	Average Periodic Caps	Average Lifetime Caps	Months To Roll
Current-reset ARMs:
Agency Securities:
Fannie Mae/Freddie Mac	$5,777,825	3.44%	2.55%	1.82%	3.26%	10.41%	5.3
Ginnie Mae	356,821	3.94	2.03	1.53	1.00	10.08	5.5
Residential mortgage loans	8,041	3.93	2.50	2.06	1.56	11.12	5.5

	6,142,687	3.47	2.52	1.80	3.13	10.40	5.3
Longer-to-reset ARMs:
Agency Securities:
Fannie Mae/Freddie Mac	1,744,857	6.13	2.39	1.66	1.90	11.55	27.2

	$7,887,544	4.06	2.49	1.77	2.86	10.65	10.1

(a)	Basis represents the Company’s investment (unpaid principal balance plus unamortized investment premium) before unrealized gains and losses. As of December 31, 2009, the ratio of basis to related unpaid principal balance for the Company’s ARM securities was 101.41. This table excludes commercial loan investments, fixed-rate residential investments, and collateral for structured financings.
(b)	Net WAC, or weighted average coupon, is presented net of servicing and other fees. Fully indexed WAC represents the coupon upon one or more resets using interest rate indexes and the applicable net margin as of December 31, 2009.

CAPSTEAD MORTGAGE CORPORATION

NON-GAAP FINANCIAL MEASURE RECONCILIATIONS

(in thousands) (unaudited)

Core Earnings and Core Earnings per diluted common share are non-GAAP financial performance measures closely associated with GAAP net income and net income (loss) per diluted common share. The Company defines Core Earnings as GAAP net income excluding financial results associated with non-core investments in commercial real estate loans. The use of these non-GAAP financial measures allows management and investors to evaluate the performance of the Company’s core residential mortgage portfolio by removing commercial real estate lending activity that currently is limited to two nonperforming investments. Core Earnings and Core Earnings per diluted common share are not substitutes for GAAP net income and net income (loss) per diluted common share as measures of our financial performance and should be not considered to be any measure of liquidity. In addition, the Company’s definition of Core Earnings and Core Earnings per diluted common share may not be comparable to similarly-titled non-GAAP financial measures used by other companies. The following tables reconcile these non-GAAP financial measures to their associated GAAP financial measures:

	Quarter Ended December 31, 2009	Year Ended December 31, 2009
Net income (a GAAP financial measure)	$2,595	$129,263

Reclassify financial results associated with non-core investments in commercial real estate loans:
Impairment charge on Nevis investment	39,249	39,249
Impairment charge and loss on consolidation of townhome development loans	424	1,174
Townhome development operating expenses, net	36	36
Legal and other related expenses	604	1,975

	40,313	42,434

Core Earnings (a non-GAAP financial measure)	$42,908	$171,697

	Quarter Ended December 31, 2009		Year Ended December 31, 2009
	Basic	Diluted	Basic	Diluted
Numerator for GAAP earnings (loss) per diluted common share	$(2,499)	$(2,499)	$108,470	$108,776
Addback financial results associated with non-core investments in commercial real estate loans	40,313	40,313	42,434	42,434
Change in dividends on antidilutive convertible preferred shares	—	5,058	—	19,932
Change in earnings impact of non-vested stock awards	(210)	(210)	(242)	(242)

Numerator for Core Earnings per diluted common share	$37,604	$42,662	$150,662	$170,900

Denominator for GAAP earnings (loss) per diluted common share	68,849	68,849	65,045	65,449
Change in net effect of dilutive stock awards	—	67	—	—
Change in net effect of dilutive convertible preferred shares	—	9,940	—	9,627

Denominator for Core Earnings per diluted common share	68,849	78,856	65,045	75,076

Earnings (loss) per diluted common share (a GAAP financial measure)	$(0.04)	$(0.04)	$1.67	$1.66
Change due to above adjustments	0.59	0.58	0.65	0.62

Core Earnings per diluted common share (a non-GAAP financial measure)	$0.55	$0.54	$2.32	$2.28